Exhibit 10.1

CONSULTING AGREEMENT

Sotherly Hotels LP & KWC Management, LLC

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of February 12, 2026 (the “Effective Date”), by and between Sotherly Hotels LP (“Client”), and KWC Management, LLC (“Consultant”).

RECITALS

Client desires to engage Consultant, pursuant to the terms and conditions of this Agreement, to provide to Client certain business and financial advice, consultation, information, and services, as more particularly described and set forth on EXHIBIT A attached hereto (the “Services”), in connection with the assets listed on EXHIBIT A attached hereto (the “Assets”).

NOW THEREFORE, in consideration of the covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Client and Consultant, intending to be legally bound, agree as follows:

ARTICLE I

ENGAGEMENT

SECTION 1.1 CONSULTANT’S ENGAGEMENT. Subject to the terms and conditions of this Agreement, Client hereby engages and retains Consultant on a non-exclusive basis as an independent contractor to perform the Services, and Consultant hereby agrees to accept and undertake such engagement, and to perform the Services with care, skill, and diligence, in accordance with the standards applicable generally to professionals performing similar services on projects of similar size and complexity and in the same geographic location as the Assets. Consultant may engage subcontractors, including affiliated or third-party asset management service providers, to perform all or a portion of the Services; provided, however, that Consultant shall remain fully responsible and liable for the acts and omissions of any such subcontractors and for the performance of the Services in accordance with this Agreement. Consultant shall ensure that any subcontractor is bound by confidentiality, compliance, and standard-of-care obligations no less protective than those set forth herein.

SECTION 1.2 TERM OF ENGAGEMENT. The term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue thereafter for 12 months from the Effective Date, unless extended or earlier terminated as specified below in this Agreement.

SECTION 1.3 SCOPE OF AGREEMENT. During the Term of this Agreement, Consultant shall provide its expertise and undertake the performance of the Services. Client is not required to follow the advice rendered by Consultant.

ARTICLE II

TERMINATION

SECTION 2.1 EXTENSION AND TERMINATION OF AGREEMENT. The Term of this Agreement shall begin on the Effective Date and end on February 11, 2027. Following this initial 1 Year Term, the Agreement shall automatically renew for successive one-year terms (i.e., with the first such renewal term running from February 12, 2027 to February 11, 2028 “the “First Renewal Term”)). This Agreement may be terminated by the either party upon thirty (30) days written notice to the non-cancelling party.

SECTION 2.2 TERMINATION UPON SALE. In the event all the Assets are sold, this Agreement shall terminate immediately upon closing of such sale; provided Client shall use commercially reasonable efforts to provide written notice of the proposed sale at least thirty (30) days prior to the anticipated date of closing of the sale of the Assets.

ARTICLE III

UNDERTAKINGS

SECTION 3.1 CLIENT. During the Term of this Agreement, Client shall make available to Consultant for its periodic review and inspection, access to the Assets during normal business hours with a reasonable amount of advance notice, as well as such information as may be reasonably necessary for Consultant to perform its Services, such as the related operating statements, books, records, personnel, and such additional information, as may be deemed necessary by Client, in its sole discretion. Consultant shall keep such information confidential pursuant to the obligations set forth in Section 5.3.

SECTION 3.2 CONSULTANT. During the Term of this Agreement, Consultant shall perform the Services reasonably requested by Client in a commercially professional manner.

ARTICLE IV

COMPENSATION

SECTION 4.1 CONSULTING FEE. As compensation for all Services rendered pursuant to this Agreement, Client shall pay Consultant an annual asset management fee (the “Asset Management Fee”) for each Contract Year in the amount approved by the Client as part of its annual budget approval process. “Contract Year” means each twelve (12) month period beginning on the Effective Date and each anniversary of the Effective Date during the Term. For the initial Contract Year beginning February 12, 2026, the Asset Management Fee shall be at the annualized rate of $650,000. The fee for any partial month at the commencement or expiration of the Term shall be prorated on a per diem basis based on a 365-day year. The prorated fee for the partial month in which the Effective Date occurs shall be due on the Effective Date, and thereafter the Asset Management Fee shall be payable in equal monthly installments in advance on the first day of each calendar month. On each anniversary of the Effective Date, the Asset Management Fee shall automatically adjust to the amount approved by the Company for the applicable Contract Year, without further amendment. The Asset Management Fee does not include reasonable out-of-pocket expenses incurred in connection with the performance of the Services (including travel expenses), which shall be billed separately and reimbursed by Client within thirty (30) days after receipt of an invoice detailing such amounts and accompanied by reasonable supporting documentation. Consultant acknowledges and agrees that any individual out-of-pocket cost or expense in excess of One Thousand Dollars ($1,000) shall require Client’s prior written approval.

SECTION 4.2 INTENTIONALLY DELETED.

SECTION 4.3 ADVANCES TO CONSULTANT. If, upon termination of this Agreement, money has been advanced to Consultant by Client, whether for out-of-pocket expenses, future Consulting Fees or otherwise, the advances shall immediately be returned and paid to Client. Client shall have the right to offset any of the advances against any Consulting Fees earned by Consultant or out-of-pocket expenses due and payable to Consultant through the date of termination of this Agreement.

SECTION 4.4 INDEPENDENT CONTRACTOR. Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture or agency relationship between Consultant and Client. Consultant shall perform the Services hereunder only as an independent contractor. The parties hereto acknowledge and agree that under no circumstances shall Consultant, Consultant’s employees, agents or representatives be construed to be employees of Client, nor shall the employee, agents or representatives of Client be construed to be employees of Consultant by virtue of this Agreement or the Services performed hereunder. The parties hereto acknowledge that Consultant has and will continue to have various business activities and will perform services in the hospitality industry other than and in addition to those set forth in this Agreement.

ARTICLE V

MISCELLANEOUS

SECTION 5.1 ENTIRE AGREEMENT. THIS AGREEMENT SETS FORTH ALL OF THE PROMISES, AGREEMENTS, CONDITIONS, UNDERSTANDINGS, WARRANTIES AND REPRESENTATIONS AMONG THE PARTIES WITH RESPECT TO THE SERVICES AND TRANSACTIONS CONTEMPLATED HEREBY, AND SUPERCEDES ALL PRIOR AGREEMENTS, ARRANGEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES HERETO, WHETHER WRITTEN, ORAL OR OTHERWISE. THERE ARE NO PROMISES, AGREEMENTS, CONDITIONS, UNDERSTANDING, WARRANTIES OR REPRESENTATIONS, ORAL OR WRITTEN, EXPRESS, OR IMPLIED, AMONG THE PARTIES CONCERNING THE SUBJECT HEREOF EXCEPT AS SET FORTH HEREIN.

SECTION 5.2 NO ASSIGNMENT. This Agreement may not be assigned by Client or Consultant without the prior written consent of the other party.

SECTION 5.3 CONFIDENTIALITY. Consultant will not, either during the Term of this Agreement or thereafter, disclose or make known for its or another’s benefit, any confidential information, knowledge, or data of Client in any way acquired or used by Consultant during its engagement by Client. Confidential information, knowledge or data of Client shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by Consultant.

SECTION 5.4 INSURANCE. Consultant acknowledges that it currently carries, and will continue to carry for the remainder of the Term of this Agreement, company level insurance, including, without limitation, professional liability coverage.

SECTION 5.5 VALIDITY.

(a) In the event any of the provisions of this Agreement are held to be in conflict with any rule of law, statutory provision or policy, or otherwise unenforceable under the laws or regulations of any applicable jurisdiction within the United States of America, or any governmental subdivision or agency thereof, such provisions shall be deemed stricken from this Agreement.

(b) Any invalidity or unenforceability described in subsection (a) of this Section 5.4 shall not invalidate any of the other provisions of this Agreement, and this Agreement shall continue in full force and effect.

SECTION 5.6 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon Client and Consultant and their respective heirs, administrators, executors, successors and permitted assigns. This Agreement shall not become effective until it has been executed by all parties hereto.

SECTION 5.6 MODIFICATION AND WAIVER.

(a) Subject to the specific exceptions set out in this Agreement, any waiver, modification or amendment of any provision of this Agreement shall be effective only if in written form signed by the party or parties affected by such modification or agreement.

(b) Any waiver provided by either party shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party in any other respect at any other time.

(c) No delay or omission or failure to exercise any right or remedy provided for in this Agreement shall be deemed to be a waiver of the right or remedy or acquiescence to the event giving rise to such right or remedy.

(d) Every right and remedy provided for in this Agreement may be exercised from time to time and so often as may be deemed expedient by the party exercising the right or remedy.

SECTION 5.7 NO THIRD PARTY RIGHTS. This Agreement is entered into for the sole benefit of the parties hereto, their successors and permitted assigns. Nothing in this Agreement shall be deemed to create any right in any other person or entity not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

SECTION 5.8 NO ASSUMPTION/INDEMNIFICATION. It is expressly understood and agreed that Consultant does not, with the undertaking of this engagement and performance of the Services hereunder, assume any of the obligations of Client. Client does hereby indemnify and hold Consultant harmless from and against the following (the “Indemnified Claims”): (i) all claims, costs, liabilities or losses in any manner incurred in connection with the performance by Consultant of the Services hereunder, unless such Indemnified Claims arise solely by reason of Consultant’s fraud, gross negligence or willful misconduct, (ii) all claims, costs, liabilities or losses incurred in connection with the employment of any employees by Client, and (iii) all claims, costs, liabilities or losses attributable to the operation or management of the Assets. Consultant does hereby indemnify and hold Client harmless from and against the following (the “ Consultant Indemnified Claims”): all claims, costs, liabilities or losses in any manner incurred in connection with the performance by Consultant of the Services hereunder that arise by reason of Consultant’s fraud, gross negligence or willful misconduct. Notwithstanding anything else contained herein to the contrary, each party shall look solely to the assets of the other party for satisfaction of any liabilities or obligations relating to this engagement, and no officer, director, employee, partner, affiliate, shareholder or agent of either party shall be personally responsible for any such liabilities or obligations. In addition, each party waives any claims for punitive, consequential, speculative or exemplary damages, including, without limitation, lost revenue or profit, even if a party has knowledge of the possibility of such damages.

SECTION 5.9 HEADINGS AND REFERENCES. The headings of Articles and Sections in this Agreement are for convenience only and shall not be deemed to affect in any way the scope, intent or meaning of the provisions to which they refer. The references made in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement.

SECTION 5.10 FURTHER DOCUMENTS. The parties hereto agree to execute any and all documents, and to perform any and all other acts, reasonably necessary to accomplish the purposes of this Agreement.

SECTION 5.11 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Tennessee. The parties hereby consent to the jurisdiction of the courts of the State of Tennessee.

THIS AGREEMENT IS EXECUTED by the parties hereto as of the date first set forth above.

CLIENT:		Sotherly Hotels LP

	Signed:	/s/ Zach D. Schmidt
Name: Zach D. Schmidt
Title: CEO

Date: March 24, 2026

Notice Address:
Sotherly Hotels LP 20 Huling Avenue
Memphis, TN 38103
Attn: General Counsel
Email: jlazarov@kwcmgmt.com

CONSULTANT:		KWC Management LLC,
a Delaware limited liability company

	Signed:	/s/ D. Webb Wilson
Name: D. Webb Wilson
Title: CEO

Date: March 24, 2026

Notice Address:
KWC Management, LLC 20 Huling Avenue
Memphis, TN 38103
Attn: General Counsel
Email: jlazarov@kwcmgmt.com

Services/Assets

EXHIBIT A

Assets:

PROPERTY NAME	ADDRESS
THE DESOTO SAVANNAH	15 E LIBERTY ST, SAVANNAH, GA 31401
HOTEL BALLAST – TAPESTRY COLLECTION BY HILTON	301 N WATER ST, WILMINGTON, NC 28401
DOUBLETREE BY HILTON JACKSONVILLE RIVERFRONT	1201 RIVERPLACE BLVD, JACKSONVILLE, FL 32207
HOTEL ALBA – TAPESTRY COLLECTION BY HILTON	5303 W KENNEDY BLVD, TAMPA, FL 33609
DOUBLETREE BY HILTON LAUREL	15101 SWEITZER LN, LAUREL, MD 20707
DOUBLETREE BY HILTON PHILADELPHIA AIRPORT	4509 ISLAND AVE, PHILADELPHIA, PA 19153
DOUBLETREE RESORT BY HILTON HOLLYWOOD BEACH	4000 S OCEAN DR, HOLLYWOOD, FL 33019
THE GEORGIAN TERRACE HOTEL	659 PEACHTREE ST NE, ATLANTA, GA 30308
HYATT CENTRIC ARLINGTON	1325 WILSON BLVD, ARLINGTON, VA 22209
THE WHITEHALL HOUSTON	1700 SMITH ST, HOUSTON, TX 77002

ASSET MANAGEMENT SCOPE:

[SEE ATTACHED SOHO ASSET MANAGEMENT RACI DATED 2.11.2026]